Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-281501

PRICING SUPPLEMENT NO. 4 Dated August 18, 2025

(To Prospectus Dated August 12, 2024 and

  Prospectus Supplement Dated August 12, 2024)

McDONALD’S CORPORATION

Medium-Term Notes

(Fixed Rate Notes)

Due From One Year to 60 Years From Date of Issue

The following description of the terms of the Notes offered hereby supplements, and, to the extent inconsistent therewith, replaces, the descriptions included in the Prospectus and Prospectus Supplement referred to above, to which descriptions reference is hereby made.

Principal Amount:	USD 750,000,000

Issue Price:	99.527% of the principal amount of the Notes

Original Issue Date:	August 27, 2025 (T+7)[1]

Stated Maturity:	February 13, 2036

Interest Rate:	5.000% per annum

Interest Payment Dates:	February 13 and August 13 of each year, commencing February 13, 2026
[Applicable only if other than February 15 and August 15 of each year]

Regular Record Dates:	January 29 and July 29 of each year, as the case may be
[Applicable only if other than February 1 and August 1 of each year]

Form:	☒ Book-Entry ☐ Certificated

Specified Currency:
[Applicable only if other than U.S. dollars]

Option to Receive Payments in Specified Currency: ☐ Yes ☐ No
[Applicable only if Specified Currency is other than U.S. dollars and if Note is not in Book Entry form]

Authorized Denominations:
[Applicable only if other than U.S. $1,000 and increments of U.S. $1,000, or if Specified Currency is other than U.S. dollars]

Method of Payment of Principal:

____________________________

[1]	It is expected that delivery of the Notes will be made against payment therefor on or about August 27, 2025, which will be the seventh business day following the date of pricing of the Notes, or “T+7.” Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the United States secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date of delivery will be required, by virtue of the fact the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Each purchaser should consult their own advisor.

[Applicable only if other than immediately available funds]

Optional Redemption:	☐	The Notes cannot be redeemed prior to Stated Maturity.

	☒	The Notes can be redeemed in whole or in part at any time prior to Stated Maturity at the option of McDonald’s Corporation (the “Company”) as set forth below.

Optional Redemption Dates:		At any time prior to Stated Maturity at the option of the Company as set forth below.

Redemption Prices:

☐	The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the initial Optional Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount; provided, however, that if this Note is an Original Issue Discount Note, the Redemption Price shall be the Amortized Face Amount of the principal amount to be redeemed.

⌧	Other: Prior to November 13, 2035 (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the redemption date, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company as of 4:15 p.m., New York City time (or as of such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear as of such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than the Remaining Life and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding the redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date – one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date – the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time on the second business day preceding the redemption date. For purposes of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices for such United States Treasury security (expressed as a percentage of principal amount and rounded to three decimal places) at 11:00 a.m., New York City time, on the second business day preceding the redemption date.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error, and the trustee shall have no duty to confirm or verify any such determination.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Sinking Fund:	☒ The Notes are not subject to a Sinking Fund.

☐ The Notes are subject to a Sinking Fund.

Sinking Fund Dates:

Sinking Fund Amounts:

Amortizing Note:	☐ Yes ☒ No

Amortizing Schedule:

Optional Repayment:	☐ Yes ⌧ No

Optional Repayment Dates:

Optional Repayment Prices:

Original Issue Discount Note:	☐ Yes ☒ No

Total Amount of OID:

Yield to Stated Maturity:

Initial Accrual Period OID:

Calculation Agent (if other than Principal Paying Agent):

Agents’ Discount:	0.450% of the principal amount of the Notes

Net proceeds to Company:	99.077% of the principal amount of the Notes

Agents’ Capacity:	☐ Agent ☒ Principal

Agents:

Joint Bookrunners:	BofA Securities, Inc.
ING Financial Markets LLC
Morgan Stanley & Co. LLC
SG Americas Securities, LLC

Passive Bookrunners:	Goldman Sachs & Co. LLC Standard Chartered Bank U.S. Bancorp Investments, Inc.

Co-Managers:

ANZ Securities, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Truist Securities, Inc.

UniCredit Capital Markets LLC

Academy Securities, Inc.

CastleOak Securities, L.P.

Loop Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Penserra Securities LLC

CUSIP:	58013MGC2

ISIN:	US58013MGC29

Plan of Distribution to Agents:

Agent	Principal Amount
BofA Securities, Inc.	$147,000,000
ING Financial Markets LLC	147,000,000
Morgan Stanley & Co. LLC	147,000,000
SG Americas Securities, LLC	147,000,000
Goldman Sachs & Co. LLC	27,750,000
Standard Chartered Bank	27,750,000
U.S. Bancorp Investments, Inc.	27,750,000
ANZ Securities, Inc.	3,750,000
Barclays Capital Inc.	3,750,000
BNP Paribas Securities Corp.	3,750,000
Commerz Markets LLC	3,750,000
Credit Agricole Securities (USA) Inc.	3,750,000
HSBC Securities (USA) Inc.	3,750,000
Mizuho Securities USA LLC	3,750,000
MUFG Securities Americas Inc.	3,750,000
PNC Capital Markets LLC	3,750,000
Rabo Securities USA, Inc.	3,750,000
Truist Securities, Inc.	3,750,000
UniCredit Capital Markets LLC	3,750,000
Academy Securities, Inc.	7,500,000
CastleOak Securities, L.P.	3,750,000
Loop Capital Markets LLC	7,500,000
Samuel A. Ramirez & Company, Inc.	3,750,000
Siebert Williams Shank & Co., LLC	7,500,000
Penserra Securities LLC	3,750,000
Total	$750,000,000

Additional Information Regarding Agents:

Standard Chartered Bank will not effect any offers or sales of any notes in the U.S. unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Modification of Prospectus Supplement, dated August 12, 2024

None

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